Exhibit 99.1

NEWFIELD EXPLORATION COMPANY SIGNS TWO ADDITIONAL
PRODUCTION SHARING CONTRACTS OFFSHORE CHINA

FOR IMMEDIATE RELEASE

Houston - August 14, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced the signing of two new Production Sharing Contracts (PSCs) in the South China Sea. Newfield now has three PSCs that cover more than 14,200 square kilometers (approximately 3.5 million acres). The China National Offshore Oil Corporation (CNOOC) has the option to participate in any development with a 51% interest.

In December 2005, Newfield became active in the region through the signing of a Production Sharing Contract on Block 17/08 and a Geophysical Survey Agreement (GSA) on Block 16/05. The GSA is today being converted to a Production Sharing Contract following encouraging results of a recent 3-D seismic survey. Newfield is planning to drill two exploration wells in the first half of 2008, including one on each of the blocks.

Newfield’s other new Production Sharing Contract covers Block 22/15, a 5,228 square kilometer (nearly 1.3 million acres) area, located in the Beibuwan Basin, northwest of Hainan Island in southern China. The contract has an exploration term of seven years, with an exploration well commitment in the first three years.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding future drilling plans are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, geologic and drilling conditions, commodity prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com